Exhibit 99.1

Clayton Holdings Reports Improved Results from Continuing Operations In First Quarter of 2007

•                  Adjusted EPS from Continuing Operations of $0.15 per share

•                  EPS from Continuing Operations of $0.08 per share

•                  Revenues of $53. 4 million

SHELTON, CONN. May 10, 2007—Clayton Holdings, Inc. (NASDAQ:CLAY), a leading provider of information-based analytics, consulting and outsourced services for capital markets firms, lending institutions, fixed income investors and loan servicers, today announced net income from continuing operations of $1.6 million on revenues of $53.4 million for the quarter ended March 31, 2007.

Clayton’s first quarter 2007 results include:

Key Financial Highlights (amounts in millions, except per share data)

			Percent
			Increase
Quarter Ended March 31,	2007	2006	(Decrease)

Revenue	$53.4	$53.9	-1.1%
Gross Profit	19.6	16.0	22.8%
Income (Loss) from Continuing Operations	1.6	(0.9)	n/a
Net Loss	(2.3)	(1.1)	n/a

Earnings (Loss) Per Share—Diluted
Continuing Operations	$0.08	$(0.07)	n/a
Discontinued Operations	(0.19)	(0.02)	n/a
Total	$(0.11)	$(0.09)	n/a

Adjusted Net Income—Continuing Operations (non-GAAP)*	3.2	1.0	209.9%
Adjusted Earnings Per Share—Continuing Operations (non-GAAP)*	0.15	0.08	87.5%

Diluted Shares Outstanding	21.6	12.2	77.5%

Gross Profit Margin—Continuing Operations	36.8%	29.6%	24.3%

*                    Adjusted net income from continuing operations excludes the following items, net of tax: acquisition-related amortization, loss on extinguishment of debt and the results of discontinued operations. For a reconciliation of net income from continuing operations to adjusted net income from continuing operations, please refer to the tables on the following pages.

“Despite a steep 22% decline in subprime securitization volume, we were able to maintain our revenues and significantly increase gross profits and income from continuing operations,” said Frank Filipps, Chairman and Chief Executive Officer of Clayton.  “This is a testament to our diversification and productivity efforts. We recently announced the achievement of two important milestones: we made our first overseas acquisition and we were added to Standard and Poor’s Select Servicer List.  Both of these should allow us to further diversify our revenue sources going forward.”

Other First Quarter Highlights

–           Revenue from centralized underwriting was 42% higher than last year’s first quarter and represented 36% of total field due diligence and centralized underwriting revenues, continuing the shift towards this due diligence delivery channel.  Reviews were performed on approximately 200,000 loans in the first quarter of 2007, a similar amount to last year, despite market declines in non-agency securitization volumes, particularly in the sub-prime product.  Please refer to the supplementary information on the following pages for further detail.

–           As of March 31, 2007, Clayton Surveillance was monitoring $438 billion in assets primarily for investment banks and for institutional investors in mortgage-backed securities.  This represents an increase of $120 billion, or 37.7%, since March 31, 2006. Revenues from our Surveillance business increased by more than 56% to nearly $12 million in the quarter, accounting for 22% of total revenues, up from 13.9% a year ago.

–           Gross margin was 36.8%, as compared to 29.6% in the first quarter of 2006. This was the result of productivity initiatives over the past year.

–           As previously announced, $5 million of debt was prepaid in February, 2007.  An additional debt prepayment of $5 million was made in May, 2007.

Management will hold a conference call today at 10:00 a.m. EST.  A live webcast of the conference call will be available online at http://www.clayton.com.  Web participants are encouraged to go to Clayton’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  Listening to the webcast requires speakers and RealPlayer™ software, downloadable without charge at http://www.real.com.  Those without Web access can access the call by phone and should plan to dial in approximately 10 minutes prior to the call.  The dial-in numbers are (866) 510-0676 for domestic callers and (617) 597-5361 for international callers.  The participant passcode for both is 53473339.

A recording of the conference call will remain available until July 10, 2007, on Clayton’s website and via telephonic replay.  The replay dial-in number is (888) 286-8010 for domestic callers and (617) 801-6888 for international callers.  The participant passcode for both is 65319498.

About Clayton Holdings, Inc.

Clayton Holdings, Inc., headquartered in Shelton, Connecticut, is an information and analytics company serving leading capital markets firms, lending institutions, fixed income investors and loan servicers with a full suite of information-based analytics, specialty consulting and outsourced services.  Clayton’s services include due diligence analytics, conduit support services, professional staffing, compliance products and services, credit risk management and surveillance and specialized loan servicing services.  Additional information is available at www.clayton.com.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Clayton can give no assurance that expectations will be attained.  Factors that could cause actual results to differ materially from Clayton’s expectations include, but are not limited to, adverse changes in the mortgage-backed securities market, the mortgage lending industry or the housing market; the level of competition for its services; the loss of one or more of its largest clients; Clayton’s ability to maintain its professional reputation; management’s ability to execute Clayton’s business strategy; Clayton’s ability to recruit and retain additional qualified independent loan review specialists; and other risks detailed in Clayton’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2007 and other reports filed with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  Clayton expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Clayton’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Reconciliation of Non-GAAP Measures

This earnings release contains non-GAAP financial measures.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the adjusted (non-GAAP) financial measures to the most directly comparable GAAP financial measures.

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations are discussed in this earnings release because management uses this information in evaluating the results of the continuing operations of the business and believes that this information provides the users of the financial statements a valuable insight into the operating results.  Additionally, management believes that it is in the best interest of its investors to provide financial information that will facilitate comparison of both historical and future results and allows greater transparency to supplemental information used by management in its financial and operational decision making.  Management encourages investors to review the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures that are provided within the financial information attached to this release.

Clayton is providing its current quarter GAAP results as well as financial results that have been adjusted for the impact of acquisition-related amortization, loss from extinguishment of debt and discontinued operations.  The Company believes that these non-GAAP measures supplement its consolidated GAAP financial statements as they provide a consistent basis for comparison between reporting periods that are not influenced by certain non-cash or non-recurring items and are, therefore, useful to investors in helping them to better understand the Company’s operating results.

CONTACT:

Rick Herbst
Chief Financial Officer
(203) 926-5600

CLAYTON HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006

Revenue	$53,352	$53,945

Cost of services:
Compensation expense	25,720	28,511
Travel and related expenses	5,544	7,127
Other direct costs	2,477	2,333
Total cost of services	33,741	37,971

Gross profit	19,611	15,974

Operating expenses:
Salaries and benefits	5,671	5,028
Other selling, general and administrative expenses	5,433	4,624
Depreciation and amortization	2,055	1,501
Amortization of intangibles	2,498	2,542
Total operating expenses	15,657	13,695

Income from operations	3,954	2,279

Interest expense, net	1,192	3,065
Loss from extinguishment of debt	45	746

Income (loss) from continuing operations before income taxes	2,717	(1,532)
Income tax expense (benefit)	1,087	(644)

Income (loss) from continuing operations	1,630	(888)

Loss from discontinued operations, net of tax of $588 and $137	(968)	(189)
Loss on disposal, net of tax of $1,791	(2,945)	—
Net loss	$(2,283)	$(1,077)

Basic and diluted income (loss) per share:
Continuing operations	$0.08	$(0.07)
Discontinued operations	(0.19)	(0.02)
Total	$(0.11)	$(0.09)

Weighted average number of shares of common stock outstanding:
Basic	20,795	12,179
Diluted	21,618	12,179

Reconciliation of non-GAAP measures:

Net income (loss) from continuing operations as reported	$1,630	$(888)
Add amortization of intangibles(1)	2,498	2,542
Add loss on extinguishment of debt(2)	45	746
Less income tax impact of these adjustments(3)	(1,018)	(1,382)
Adjusted net income—continuing operations	$3,155	$1,018

Adjusted earnings per share—continuing operations:
Basic	$0.15	$0.08
Diluted	$0.15	$0.08

Weighted average number of shares of common stock outstanding:
Basic	20,795	12,179
Diluted	21,618	12,179

(1)             amount represents amortization expense associated with intangible assets as a result of assets acquired in certain business acquisitions, including amounts primarily related to acquired customer relationships, technology, noncompetition agreements and client backlog.

(2)             amount represents write-off of deferred financing costs associated with the portion of the term loan that was repaid earlier than scheduled.

(3)             amount represents the income tax impact of the amortization expense adjustments referred to in (1) above and the loss on extinguishment of debt referred to in (2) above.

CLAYTON HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash	$18,353	$22,882
Restricted cash	—	11,739
Accounts receivable, net	34,736	37,452
Unbilled receivables	14,969	14,950
Prepaid and other current assets	3,447	3,252
Prepaid income taxes	4,860	1,791
Deferred tax assets	545	572
Assets of discontinued operations	—	4,809
Total current assets	76,910	97,447

Property and equipment, net	20,412	19,827
Goodwill	69,843	69,843
Intangible assets, net	71,796	74,294
Other assets, net	1,616	1,502
Total assets	$240,577	$262,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Long term debt and capital lease obligations, current portion	$858	$929
Accounts payable and accrued expenses	16,826	22,832
Servicer escrow liability	—	11,739
Total current liabilities	17,684	35,500

Long term debt and capital lease obligations, net of current portion	59,258	64,423
Deferred tax liabilities	3,699	4,089
Deferred revenue	400	204
Deferred rent	1,755	968
Other long-term liabilities	2,037	—
Total liabilities	84,833	105,184

Commitments and contingencies
Stockholders’ equity:
Common stock	211	207
Additional paid in capital	143,350	141,256
Retained earnings	12,183	16,266
Total stockholders’ equity	155,744	157,729
Total liabilities and stockholders’ equity	$240,577	$262,913

Supplementary Data

Loan Volumes (unaudited)

	Three Months Ended March 31,
			Increase / (Decrease)
	2007	2006	Amount	%
Due Diligence:
Traditional file reviews:
Field	95,000	133,000	(38,000)	(28.6)%
CU	74,000	51,000	23,000	45.1%
Other file reviews	13,000	4,000	9,000	225.0%
	182,000	188,000	(6,000)	(3.2)%
Conduit	17,000	12,000	5,000	41.7%
Total	199,000	200,000	(1,000)	(0.5)%

Revenue by Product (unaudited)

	Three Months Ended March 31,
	2007		2006		Increase / (Decrease)
		% of		% of
(in thousands)	Amount	Revenues	Amount	Revenues	Amount	%
Transaction Management:
Field Due Diligence	$17,997	33.7%	$23,979	44.5%	$(5,982)	(24.9)%
Central Underwriting	10,173	19.1%	7,142	13.2%	3,031	42.4%
Ancillary Services	1,268	2.4%	1,590	2.9%	(322)	(20.3)%
Sub-total Due Diligence	29,438	55.2%	32,711	60.6%	(3,273)	(10.0)%

Conduit Support Services	5,240	9.8%	5,805	10.8%	(565)	(9.7)%
Professional Staffing Services	3,339	6.2%	3,166	5.9%	173	5.5%
Other	1,860	3.5%	1,859	3.4%	1	0.1%
Sub-total Transaction Management	39,877	74.7%	43,541	80.7%	(3,664)	(8.4)%

Surveillance Services	11,730	22.0%	7,494	13.9%	4,236	56.5%
Special Servicing	1,745	3.3%	2,910	5.4%	(1,165)	(40.0)%
Total Clayton	$53,352	100.0%	$53,945	100.0%	$(593)	(1.1)%